Exhibit 99.1

Contact:	Daniel M. Quinn	Paul W. Taylor
	President & Chief Executive Officer	E.V.P., Chief Financial & Operating Officer & Secretary
	1331 Seventeenth Street, Suite 300	1331 Seventeenth Street, Suite 300
	Denver, CO 80202	Denver, CO 80202
	303/313-6763	303/293-5563

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Announces 2009 First Quarter Earnings

Denver, Colorado (April 16, 2009) — Guaranty Bancorp (Nasdaq: GBNK) today reported first quarter 2009 net income of $0.4 million, or 1 cent earnings per basic and diluted share, compared to first quarter 2008 net income of $3.2 million, or 6 cents earnings per basic and diluted share.  Excluding after-tax intangible asset amortization of $1.0 million, first quarter 2009 cash net income was $1.4 million, or 3 cents per basic and diluted share, compared to first quarter 2008 cash net income of $4.4 million, or 9 cents per basic and diluted share.   The decrease in net income in the first quarter 2009 as compared to the first quarter 2008 is primarily due to a decrease in net interest income and an increase to provision for loan losses, partially offset by a decrease in noninterest expense.

Dan Quinn, Guaranty Bancorp President and CEO, stated, “In the first quarter 2009, the Company continued its focus on strengthening its capital position, expanding interest margin and managing noninterest expense. Total risk-based capital increased by 21 basis points from 10.61% at December 31, 2008 to 10.82% at March 31, 2009. Although net interest margin decreased to 3.26% in the first quarter of 2009 from 3.55% in the fourth quarter of 2008, net interest margin began to recover in March 2009 as a result of higher rates on renewed and new loans and a decrease in the cost of time deposits.”

Mr. Quinn continued, “We remained relatively flat in noninterest expense compared to the prior quarter, and overall noninterest expense decreased by approximately $3.2 million, or 17.3% from the same quarter in 2008. As announced in the second quarter 2008, the Company began a major effort to better align our expenses with the current size of our business.  This effort has produced a $3.7 million drop in quarterly noninterest expense from the average quarterly noninterest expense recognized in the first half of 2008.”

Key Financial Measures

	Quarter Ended
	March 31, 2009	December 31, 2008	March 31, 2008
Earnings per share-basic & diluted	$0.01	$0.07	$0.06
Cash earnings per share-basic & diluted	$0.03	$0.10	$0.09
Return on average assets	0.09%	0.72%	0.55%
Return on tangible average assets (cash)	0.28%	0.95%	0.85%
Net Interest Margin	3.26%	3.55%	4.42%

Regulatory Capital Increases during the Quarter

The Company’s capital ratios increased during the first quarter of 2009 and remain above the highest regulatory capital requirement of “well-capitalized” at March 31, 2009 as follows:

	Ratio at March 31, 2009	Ratio at December 31, 2008	Minimum Capital Requirement	Minimum Requirement for “Well Capitalized” Institution

Total Risk-Based Capital Ratio	10.82%	10.61%	8.00%	10.00%
Tier 1 Risk-Based Capital Ratio	9.56%	9.35%	4.00%	6.00%
Leverage Ratio	9.20%	8.98%	4.00%	5.00%

Net Interest Income and Margin

	Quarter Ended
	March 31, 2009	December 31, 2008	March 31, 2008
	(Dollars in thousands)

Net interest income	$15,718	$17,679	$21,650
Interest rate spread	2.62%	2.92%	3.58%
Net interest margin	3.26%	3.55%	4.42%
Net interest margin, fully tax equivalent	3.34%	3.64%	4.53%

First quarter 2009 net interest income of $15.7 million decreased by $2.0 million from the fourth quarter 2008, and $5.9 million from the first quarter 2008.  The Company’s net interest margin of 3.26% for the first quarter 2009 reflected a decline of 29 basis points from the fourth quarter 2008 and a decline of 116 basis points from the first quarter 2008.  The decline in net interest margin from the first quarter 2008 to first quarter 2009 is mostly attributable to the greater than 400 basis point cuts in the target federal funds rate by the Federal Open Market Committee of the Federal Reserve Board since the beginning of the first quarter 2008.  The targeted federal funds rate was 4.25% at January 1, 2008 and fell to between 0% and 0.25% on December 16, 2008, where it remains today. These historically low rates have caused a dramatic decrease to our overall net interest margin throughout 2008 and into 2009.

Although net interest margin decreased from the fourth quarter 2008, net interest margin began to recover during March 2009. In the fourth quarter of 2008, the prime rate dropped by 175 basis points, including a 75 basis point drop in December 2008.  The detrimental impact of these rate changes on loan yields continued into early 2009 due to the repricing of loans with monthly, quarterly and annual loan repricing dates. January and February 2009 net interest margin were 3.19% and 3.13%, respectively.  Management had begun addressing the falling interest rates in 2008 and into 2009 through the utilization of loan floors and higher pricing on renewed and new loans.  The impact of these efforts lead to a recovery of net interest margin to 3.46% in March 2009.  Management expects that net interest margin will continue to improve throughout 2009.

Interest income decreased by $8.5 million from $33.4 million in the first quarter 2008 to $24.9 million in the first quarter 2009. This decrease was almost entirely made up of a decrease in rates.   Approximately 63% of the Company’s outstanding loan balances are variable rate loans and are generally tied to an index, such as prime or LIBOR.  As a result of the decline in rates discussed above, the average yield on loans for the Company decreased by 189 basis points from 7.06% for the quarter ended March 31, 2008 to 5.17% for the same period in 2009. The Company remains asset sensitive at the end of first quarter 2009 and expects that as interest rates rise, net interest income will also increase.

Interest expense decreased by $2.6 million, or 22.2%, to $9.1 million for the first quarter 2009 as compared to the first quarter 2008.  The decrease in interest expense from the first quarter 2008 was primarily the result of a $3.1 million favorable rate variance and a $0.5 million unfavorable volume variance.  The overall cost of funds declined by 70 basis points to 2.54% from the first quarter 2008 to the first quarter 2009, primarily as a result of the overall cost of interest bearing deposits decreasing by 73 basis points.

Noninterest Income

The following table presents noninterest income as of the dates indicated.

	Quarter Ended
	March 31, 2009	December 31, 2008	March 31, 2008
	(In thousands)
Noninterest income:
Customer service and other fees	$2,679	$2,357	$2,276
Gain on sale of securities	—	—	138
Other	236	(91)	101
Total noninterest income	$2,915	$2,266	$2,515

Noninterest income for the first quarter 2009 increased by $0.6 million from the fourth quarter 2008 and increased by $0.4 million from the first quarter 2008.  The increase in other noninterest income in the first quarter 2009 as compared to the first quarter 2008, was primarily the result of increases in customer fee income, partially as a result of a reduction in the earnings credit rate on commercial deposit accounts.

Fluctuations in other noninterest income are primarily the result of the volatility of the fair value of assets held by the Company for purposes of funding its nonqualified deferred compensation plan.  During the fourth quarter 2008, the Company recognized a $0.3 million fair value write-down (contra-income) related to the average balance of $1.1 million of assets held for purposes of funding the Company’s deferred compensation plan. These assets are required to be marked-to-market through the income statement.  These write-downs of the assets held for the deferred compensation plan are almost entirely offset by a reduction to our deferred compensation liability account which reduces our overall compensation cost.  Therefore, this volatility on the market value of our deferred compensation plan asset and liability accounts had no overall impact on net income.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated.

	Quarter Ended
	March 31, 2009	December 31, 2008	March 31, 2008
	(In thousands)
Noninterest expense:
Salaries and employee benefits	$6,739	$6,255	$9,720
Occupancy expense	1,921	1,725	2,001
Furniture and equipment	1,131	1,203	1,314
Impairment of goodwill	—	—	—
Amortization of intangible assets	1,582	1,803	1,877
Other general and administrative	4,108	4,381	3,798
Total noninterest expense	$15,481	$15,367	$18,710

Noninterest expense for the first quarter 2009 remained relatively flat as compared to the fourth quarter 2008, and decreased by $3.2 million from the first quarter 2008.  The increase in salary expense from the fourth quarter 2008 is partially due to the recognition of $0.3 million of severance costs during the first quarter 2009.  The decrease in noninterest expense in the first quarter 2009, as compared to the same quarter in 2008 is primarily a result of decreases in salaries and employee benefits.  Overall salaries and benefits decreased primarily as a result of the major effort announced in the second quarter 2008 to better align our expenses with the current size of our business, which resulted in a decline in the number of full-time equivalent employees.

Amortization of intangible assets in the first quarter 2009 decreased by $0.2 million from the fourth quarter 2008 and decreased by $0.3 million from the first quarter 2008.  These decreases are a result of the use of accelerated amortization related to our core deposit intangible assets.

Other general and administrative expense in the first quarter 2009 decreased by $0.3 million from the fourth quarter 2008 and increased by $0.3 million from the first quarter 2008.   The decrease from the fourth quarter 2008 is primarily a result of a $0.3 million write-down of other real estate owned during the fourth quarter 2008.   The increase of $0.3 million from the first quarter 2008 is primarily a result of an increase in Federal Deposit Insurance Corporation (FDIC) insurance premiums on our deposits.

Balance Sheet

	March 31, 2009	December 31, 2008	% Change	March 31, 2008	% Change
	(Dollars in thousands, except per share amounts)
Total loans, net of unearned discount	$1,757,103	$1,826,333	(3.8)%	$1,759,297	(0.1)%
Loans held for sale	5,175	5,760	(10.2)%	—	100.0%
Allowance for loan losses	(37,598)	(44,988)	(16.4)%	(26,048)	44.3%
Total assets	2,036,395	2,102,741	(3.2)%	2,345,079	(13.2)%
Average assets, quarter-to-date	2,065,680	2,099,519	(1.6)%	2,376,539	(13.1)%
Total deposits	1,639,797	1,698,651	(3.5)%	1,710,082	(4.1)%
Book value per share	$3.11	$3.07	1.3%	$7.99	(61.1)%
Tangible book value per share	$2.66	$2.58	3.1%	$2.65	0.4%
Equity ratio - GAAP	8.03%	7.68%	4.6%	17.97%	(55.3)%
Tangible equity ratio	6.94%	6.55%	5.9%	6.77%	2.5%

At March 31, 2009, the Company had total assets of $2.0 billion as compared to $2.1 billion at December 31, 2008, and $2.3 billion at March 31, 2008.  The decline in assets from December 31, 2008, is primarily a result of a $69 million decrease in total loans outstanding, of which $36 million was a decrease in real estate loans and most of the remaining decrease was a result of a reduction in lower yielding syndicated and participated loans.  The decline in overall assets from March 31, 2008 is mostly due to a reduction in intangible assets as a result of a non-cash goodwill impairment charge recorded in the third quarter 2008.

The following table sets forth the amounts of our loans outstanding at the dates indicated:

	March 31, 2009	December 31, 2008	March 31, 2008
	(In thousands)
Loans on real estate:
Residential and commercial	$658,982	$680,030	$723,246
Construction	250,665	268,306	238,926
Equity lines of credit	52,679	50,270	47,659
Commercial loans	714,218	746,241	657,423
Agricultural loans	22,686	22,738	35,003
Lease financing	3,547	3,549	472
Installment loans to individuals	38,220	38,352	38,151
Overdrafts	987	855	2,520
SBA and other	18,294	19,592	19,213
	1,760,278	1,829,933	1,762,613
Unearned discount	(3,175)	(3,600)	(3,316)
Loans, net of unearned discount	$1,757,103	$1,826,333	$1,759,297

There were $962.3 million of real estate loans at March 31, 2009.  Management continues its efforts to decrease its exposure to residential real-estate and residential land and land development loans.  At March 31, 2009, there were approximately $47 million of loans secured by for-sale residential real estate and approximately $109 million of residential land and land development loans, respectively.  This compares to December 31, 2008, with approximately $57 million of loans secured by for-sale residential real estate and approximately $114 million of residential land and land development loans.

The following table sets forth the amounts of our deposits outstanding at the dates indicated:

	March 31, 2009	December 31, 2008
	(In thousands)
Noninterest bearing deposits	$422,509	$433,761
Interest bearing demand	140,110	145,492
Money market	285,164	315,364
Savings	72,157	68,064
Time	719,857	735,970

Total deposits	$1,639,797	$1,698,651

Total deposits at March 31, 2009 declined by $58.9 million, as compared to December 31, 2008. It is expected that the decline in time deposits will continue throughout 2009.  At March 31, 2009, there were approximately $192 million in brokered time deposits.  Approximately $71 million of brokered deposits with an average rate of 3.78% will mature during the remainder of 2009 and management does not expect to replace these maturities with new time deposits.

Noninterest bearing deposits as a percent of total deposits remained relatively unchanged at March 31, 2009, as compared to December 31, 2008.  Noninterest bearing deposits comprised 25.8% of total deposits at March 31, 2009 as compared to 25.5% at December 31, 2008.

Borrowings were $164.5 million at March 31, 2009 as compared to $166.4 million at December 31, 2008, and $117.3 million at March 31, 2008.  The entire balance of borrowings at each balance sheet date consisted of term advances with the Federal Home Loan Bank. The increase in the balance from March 31, 2008 to March 31, 2009, is a result of a decision in 2008 to complement increased time deposits described above with longer-term and more favorably priced FHLB term advances.

Asset Quality

The following table presents selected asset quality data (excluding loans held for sale) as of the dates indicated:

	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008
	(Dollars in thousands)

Nonaccrual loans, not restructured	$57,299	$54,594	$54,654	$29,742	$20,798
Accruing loans past due 90 days or more	911	228	324	98	1

Total nonperforming loans (NPLs)	$58,210	$54,822	$54,978	$29,840	$20,799
Other real estate owned and foreclosed assets	14,524	484	1,199	1,910	1,715

Total nonperforming assets (NPAs)	$72,734	$55,306	$56,177	$31,750	$22,514

Accruing loans past due 30-89 days	$31,957	$35,169	$20,660	$20,169	$42,682

Allowance for loan losses	$37,598	$44,988	$44,765	$26,506	$26,048

Selected ratios:
NPLs to loans, net of unearned discount	3.31%	3.00%	3.09%	1.67%	1.18%
NPAs to total assets	3.57%	2.63%	2.74%	1.35%	0.96%
Allowance for loan losses to NPAs	51.69%	81.34%	79.69%	83.48%	115.70%
Allowance for loan losses to NPLs	64.59%	82.06%	81.42%	88.83%	125.24%
Allowance for loan losses to loans, net of unearned discount	2.14%	2.46%	2.52%	1.48%	1.48%
Loans 30-89 days past due to loans, net of unearned discount	1.82%	1.93%	1.16%	1.13%	2.43%

The types of nonperforming loans (excluding loans held for sale) as of March 31, 2009 and December 31, 2008 are as follows:

	Nonperforming Loans
	March 31, 2009			December 31, 2008
	Loan Balance	Percent	Related Allowance	Loan Balance	Percent	Related Allowance
	(Amounts in thousands)
Residential Construction, Land and Land Development	$31,194	53.6%	$2,842	$36,808	67.1%	$8,677
Other Residential Loans	3,720	6.4%	424	1,504	2.7%	87
Commercial and Industrial Loans	12,262	21.1%	1,080	10,450	19.1%	1,307
Commercial Real Estate	10,962	18.8%	1,957	5,963	10.9%	962
Other	72	0.1%	39	97	0.2%	31
Total	$58,210	100.0%	$6,342	$54,822	100.0%	$11,064

The types of loans included in the accruing loans past due 30-89 days as of March 31, 2009 and December 31, 2008 are as follows:

	Accruing loans past due 30-89 days
	March 31, 2009		December 31, 2008
	Loan Balance	Percent	Loan Balance	Percent
	(Amounts in thousands)
Residential Construction, Land and Land Development	$20,539	64.3%	$15,029	42.7%
Other Residential Loan	153	0.5%	704	2.0%
Commercial and Industrial Loans	8,065	25.2%	16,274	46.3%
Commercial Real Estate	2,265	7.1%	2,334	6.6%
Other	935	2.9%	828	2.4%
Total	$31,957	100.0%	$35,169	100.0%

At March 31, 2009, approximately $28.4 million of the $32.0 million of accruing loans past due 30-89 days were matured and in the process of renewal. These loans are current with respect to payments, but are on the past due listing as they have matured and need to be renewed.  Approximately 95% of the loans that are past due as a result of a loan maturity are past due less than 60 days. During the last three quarters, the Company has seen an increase of approximately $10.6 million in the matured past due loan category.  Due to the changing underwriting requirements and pricing increases being sought, it is taking longer to negotiate and redocument the matured loans.

The Company recorded a provision for loan losses in the first quarter 2009 of $2.5 million, as compared to $0.9 million in the first quarter 2008 and $1.3 million in the fourth quarter 2008.  The higher first quarter 2009 provision for loan losses was due primarily to the impact of charge-offs on our historical loss and economic concerns components of our allowance computation.

Net chargeoffs in the first quarter 2009 were $9.9 million, as compared to $0.6 million in the first quarter 2008, and $1.0 million in the fourth quarter 2008. Of the $9.9 million in net chargeoffs, approximately $6.1 million were provided for as the result of specific allowance allocation on impaired loans as of December 31, 2008.  Most of the remainder of the first quarter chargeoffs relate to a single relationship that went on nonaccrual status during the first quarter 2009 and was moved to other real estate owned at the end of the quarter. This was a result of reaching a settlement agreement with the borrower that included the bank receiving deeds in lieu of foreclosure. Impaired loans as of March 31, 2009 totaled $58.2 million, as compared to $54.8 million at the end of the fourth quarter 2008.  After the chargeoffs on loans with a specific allocation at December 31, 2008, and transfers to other real estate owned, the Company added approximately $15.9 million in new impaired loans during the quarter. The majority of this increase was from three loans that were adequately collateralized, therefore, there was not an increase in the specific allowance allocation related to impaired loans during the quarter.

The allowance for loan losses to total loans outstanding was 2.14% at March 31, 2008, as compared to 2.46% at December 31, 2008 and 1.48% at March 31, 2008.  The decrease in the allowance for loan losses as a percent of total loans outstanding during the first quarter 2009 is primarily a result of chargeoffs on loans with a specific allowance allocation as of December 31, 2008.

Shares Outstanding

As of March 31, 2009, the Company had 52,529,532 shares outstanding, including 1,237,978 shares of unvested stock awards, but excluding 41,454 of shares to be issued under its deferred compensation plan.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures related to the income statement, including cash net income, cash earnings per share and return on average tangible assets (cash), which exclude the after-tax impact of intangible asset amortization expense.

This press release also includes non-GAAP financial measures related to tangible assets, including return on average tangible assets (cash), tangible book value and tangible equity ratio, which exclude intangible assets.

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the Company’s operating results and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedule reconciles cash net income and return on tangible net assets (cash) to their respective GAAP measure as of the dates indicated:

	Quarter Ended
	March 31, 2009	December 31, 2008	March 31, 2008
	(In thousands, except per share data)
Cash net income
GAAP net income	$436	$3,824	$3,245
Add: Amortization of intangible assets	1,581	1,803	1,877
Less: Income tax effect	(601)	(686)	(713)
Cash net income	$1,416	$4,941	$4,409

Weighted average shares — diluted	51,277,930	51,116,291	51,049,525

Earnings per share — diluted	$0.01	$0.07	$0.06
Add: Amortization of intangible assets (after tax effect)	0.02	0.03	0.03
Cash earnings per share	$0.03	$0.10	$0.09

Return on tangible net assets (cash)
Cash net income	$1,416	$4,941	$4,409

Average total assets	$2,065,680	$2,099,519	$2,376,539
Less: Average intangible assets	(24,671)	(26,374)	(282,830)
Average tangible assets	$2,041,009	$2,073,145	$2,093,709

Return on average assets - GAAP net income divided by total average assets	0.09%	0.72%	0.55%

Return on average tangible assets (cash) - cash net income divided by average tangible assets	0.28%	0.95%	0.85%

The following non-GAAP schedule reconciles the book value per share to the tangible book value per share and the tangible equity ratio as of the dates indicated:

	March 31, 2009	December 31, 2008	March 31, 2008
	(Dollars in thousands, except per share amounts)
Tangible Book Value per Share
Stockholders’ equity	$163,573	$161,580	$421,461
Less: Intangible assets	(23,918)	(25,500)	(281,804)
Tangible equity	$139,655	$136,080	$139,657

Number of shares outstanding and to be issued	52,570,986	52,654,131	52,726,120
Book value per share	$3.11	$3.07	$7.99
Tangible book value per share	$2.66	$2.58	$2.65

Tangible Equity Ratio
Total assets	$2,036,395	$2,102,741	$2,345,079
Less: Intangible assets	(23,918)	(25,500)	(281,804)
Tangible assets	$2,012,477	$2,077,241	$2,063,275

Equity ratio - GAAP (stockholders’ equity / total assets)	8.03%	7.68%	17.97%
Tangible equity ratio (tangible equity / tangible assets)	6.94%	6.55%	6.77%

About Guaranty Bancorp

Guaranty Bancorp is a bank holding company that operates 34 branches in Colorado through a single bank, Guaranty Bank and Trust Company. The bank provides banking and other financial services including real estate, construction, commercial and industrial, energy, consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses. The bank also provides trust services, including personal trust administration, estate settlement, investment management accounts and self-directed IRAs. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

Certain statements contained in this press release, including, without limitation, statements containing the words “believes”, “anticipates”, “intends”, “expects”, and words of similar import, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: general economic and business conditions in those areas in which the Company operates; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; costs and uncertainties related to the outcome of pending litigation; changes in business strategy or development plans; changes that occur in the securities markets; changes in governmental legislation or regulation; changes in credit quality; the availability of capital to fund the expansion of the Company’s business; the failure to obtain approval to participate in the U.S. Treasury’s Capital Purchase Program and, if such approval is obtained, the failure to complete the sale of preferred stock under such program; economic, political and global changes arising from natural disasters; the war on terrorism; conflicts in the Middle East; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time.  When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties.  The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made.  The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	March 31, 2009	December 31, 2008	March 31, 2008
	(In thousands)
Assets
Cash and due from banks	$34,982	$32,189	$51,770
Federal funds sold	1,000	13,522	9,788
Cash and cash equivalents	35,982	45,711	61,558
Securities available for sale, at fair value	99,107	102,874	116,742
Securities held to maturity	11,946	13,114	14,106
Bank stocks, at cost	28,334	28,276	32,588
Total investments	139,387	144,264	163,436

Loans, net of unearned discount	1,757,103	1,826,333	1,759,297
Less allowance for loan losses	(37,598)	(44,988)	(26,048)
Net loans	1,719,505	1,781,345	1,733,249
Loans held for sale	5,175	5,760	—
Premises and equipment, net	62,386	63,018	69,519
Other real estate owned and foreclosed assets	14,524	484	1,715
Goodwill	—	—	250,748
Other intangible assets, net	23,918	25,500	31,056
Other assets	35,518	36,659	33,798
Total assets	$2,036,395	$2,102,741	$2,345,079

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$422,509	$433,761	$473,247
Interest-bearing demand	425,274	460,856	738,429
Savings	72,157	68,064	71,617
Time	719,857	735,970	426,789
Total deposits	1,639,797	1,698,651	1,710,082
Securities sold under agreements to repurchase and federal funds purchased	16,291	21,781	36,400
Borrowings	164,499	166,404	117,227
Subordinated debentures	41,239	41,239	41,239
Interest payable and other liabilities	10,996	13,086	18,670
Total liabilities	1,872,822	1,941,161	1,923,618

Stockholders’ equity:
Common stock	65	65	65
Additional paid-in capital	617,249	617,188	618,382
Shares to be issued for deferred compensation obligations	81	710	585
Accumulated deficit	(351,567)	(352,003)	(92,022)
Accumulated other comprehensive (income) loss	166	(1,302)	(2,572)
Treasury Stock	(102,421)	(103,078)	(102,977)
Total stockholders’ equity	163,573	161,580	421,461
Total liabilities and stockholders’ equity	$2,036,395	$2,102,741	$2,345,079

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

	Three Months Ended March 31,
	2009	2008
	(In thousands, except share and per share data)
Interest income:
Loans, including fees	$23,076	$31,040
Investment securities:
Taxable	726	615
Tax-exempt	767	893
Dividends	288	470
Federal funds sold and other	3	385
Total interest income	24,860	33,403
Interest expense:
Deposits	7,125	9,795
Federal funds purchased and repurchase agreements	38	137
Borrowings	1,321	1,029
Subordinated debentures	658	792
Total interest expense	9,142	11,753
Net interest income	15,718	21,650
Provision for loan losses	2,505	875
Net interest income, after provision for loan losses	13,213	20,775
Noninterest income:
Customer service and other fees	2,679	2,276
Gain on sale of securities	—	138
Other	236	101
Total noninterest income	2,915	2,515
Noninterest expense:
Salaries and employee benefits	6,739	9,720
Occupancy expense	1,921	2,001
Furniture and equipment	1,131	1,314
Amortization of intangible assets	1,582	1,877
Other general and administrative	4,108	3,798
Total noninterest expense	15,481	18,710
Income before income taxes	647	4,580
Income tax expense	211	1,335
Net income	$436	$3,245

Earnings per share—basic:	$0.01	$0.06
Earnings per share—diluted:	0.01	0.06

Weighted average shares outstanding-basic	51,277,748	50,988,229
Weighted average shares outstanding-diluted	51,277,930	51,049,525

Guaranty Bancorp and Subsidiaries

Unaudited Consolidated Average Balance Sheets

	QTD Average
	March 31, 2009	December 31, 2008	March 31, 2008
	(In thousands)
Assets
Interest earning assets
Loans, net of unearned discount	$1,808,727	$1,825,489	$1,767,582
Securities	141,031	141,005	159,777
Other earning assets	5,175	13,022	41,796
Average earning assets	1,954,933	1,979,516	1,969,155
Other assets	110,747	120,003	407,384

Total average assets	$2,065,680	$2,099,519	$2,376,539

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$432,080	$410,663	$472,802
Interest-bearing deposits	1,227,242	1,275,220	1,277,606
Average deposits	1,659,322	1,685,883	1,750,408
Other interest-bearing liabilities	230,379	241,453	180,633
Other liabilities	12,122	15,001	22,958
Total average liabilities	1,901,823	1,942,337	1,953,999
Average stockholders’ equity	163,857	157,182	422,540
Total average liabilities and stockholders’ equity	$2,065,680	$2,099,519	$2,376,539

Guaranty Bancorp
Unaudited Credit Quality Measures

	Quarter Ended
	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008
	(Dollars in thousands)
Nonaccrual loans and leases, not restructured	$57,299	$54,594	$54,654	$29,742	$20,798
Accruing loans past due 90 days or more	911	228	324	98	1
Total nonperforming loans	$58,210	$54,822	$54,978	$29,840	$20,799
Other real estate owned and foreclosed assets	14,524	484	1,199	1,910	1,715
Total nonperforming assets	$72,734	$55,306	$56,177	$31,750	$22,514

Impaired loans	$58,210	$54,822	$54,978	$29,840	$20,799
Allocated allowance for loan losses	(6,342)	(11,064)	(12,825)	(6,295)	(5,368)
Net investment in impaired loans	$51,868	$43,758	$42,153	$23,545	$15,431

Charged-off loans	$10,262	$2,032	$12,779	$673	$743
Recoveries	(367)	(1,005)	(288)	(231)	(205)
Net charge-offs	$9,895	$1,027	$12,491	$442	$538

Provision for loan loss	$2,505	$1,250	$30,750	$900	$875

Allowance for loan losses	$37,598	$44,988	$44,765	$26,506	$26,048

Allowance for loan losses to loans, net of unearned discount	2.14%	2.46%	2.52%	1.48%	1.48%
Allowance for loan losses to nonaccrual loans	65.62%	82.41%	81.91%	89.12%	125.24%
Allowance for loan losses to nonperforming assets	51.69%	81.34%	79.69%	83.48%	115.70%
Allowance for loan losses to nonperforming loans	64.59%	82.06%	81.42%	88.83%	125.24%

Nonperforming assets to loans, net of unearned discount, and other real estate owned	4.11%	3.03%	3.15%	1.77%	1.28%
Nonperforming assets to total assets	3.57%	2.63%	2.74%	1.35%	0.96%
Nonaccrual loans to loans, net of unearned discount	3.26%	2.99%	3.07%	1.66%	1.18%
Nonperforming loans to loans, net of unearned discount	3.31%	3.00%	3.09%	1.67%	1.18%
Annualized net charge-offs to average loans	2.22%	0.22%	2.75%	0.10%	0.12%